EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:  Mr. Leonard Szwajkowski
President and CEO
Telephone:  (773) 768-4800

ROYAL SAVINGS BANK ANNOUNCES CLOSURE OF LANSING, ILLINOIS BRANCH

Chicago, IL, April 1, 2008 — Royal Savings Bank, a subsidiary of Royal Financial, Inc. (OTC Bulletin Board:  RYFL.OB) (the “Company”), today announced plans to close its branch located at 17130 Torrence Avenue in Lansing, Illinois on Monday, June 30, 2008.

“While Royal has enjoyed a strong presence in Lansing and its surrounding communities, the decision to close the branch was due primarily to a shrinking customer base in that location given our customers’ clear preference to bank at our other, recently established nearby locations in Frankfort, Illinois and Schererville, Indiana,” said Leonard Szwajkowski, President and Chief Executive Officer.

No staff layoffs are expected as a result of the closure.  The Company estimates that the Bank will recognize a cost savings of approximately $35,000 per month as a result of the branch closing.  A one-time charge to earnings of approximately $125,000 is expected in fiscal year 2008 as a result of the closure.

Royal Savings Bank offers a range of checking and savings products, a full line of home and personal loans and commercial lending solutions.  Royal Savings Bank has been operating continuously in the south and southeast communities of Chicago since 1887, and currently has two branches in southern Chicago, two branches in the south suburbs of Chicago, and one branch in Northwest Indiana.

Special Note Regarding Forward-Looking Statements

Statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing in the Company’s market areas; deterioration in asset quality due to an economic downturn in the greater Chicago metropolitan area; legislative or regulatory changes; changes in monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; adverse developments in the Company’s loan or investment portfolios; slower than anticipated growth of the Company’s business or unanticipated business declines; the Company’s ability to pursue a sale of the Company, if at all, or the ultimate value to be recognized in the event of a sale; the ultimate outcome or the conclusions of the pending investigation; higher than expected operational costs including professional fees and expenses incurred in connection with the investigation; the effect of the investigation or the costs incurred in connection therewith on the Company’s financial condition or results of operations; demand for loan products; deposit flows; competition; and changes in accounting principles, policies, and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  The Company assumes no obligation to update publicly any of these statements in light of future events unless required under the federal securities laws.